Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransAtlantic Petroleum Ltd.

We consent to the incorporation by reference in the Registration Statement of TransAtlantic Petroleum Ltd. (the “Company”) dated June 9, 2010 on Form S-3 of our Auditors’ Report dated March 30, 2010 on the consolidated balance sheets of TransAtlantic Petroleum Ltd. as at December 31, 2009 and 2008, and the consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which report appears in the Form 10-K of TransAtlantic Petroleum Ltd. dated March 30, 2010.

Our report dated March 30, 2010 on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

•	The Company did not maintain adequate controls to facilitate the flow of information used in financial reporting throughout the organization.

•	The Company did not maintain an effective period-end financial statement closing process.

•

The Company did not design procedures to ensure detailed reviews and verification of inputs related to the analysis of accounts or transactions and schedules supporting financial statement amounts and disclosures.

•	The Company did not maintain effective monitoring controls over foreign operations in Istanbul, Turkey.

We also hereby consent to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Accountants

Calgary, Canada

June 9, 2010

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.

KPMG Canada provides services to KPMG LLP.